Exhibit 99.1

Brightline Interactive Announces Reverse Stock Split of the Company’s Common Stock to Regain Compliance with Nasdaq Bid Price Requirement

ASHBURN, VA – September 23, 2026 – Brightline Interactive, Inc. (“Brightline” or the “Company”) (NASDAQ: BTLN), today announced a planned reverse stock split of its authorized and outstanding shares of common stock at a ratio of 1-for-8. The reverse stock split will take effect as of 12:01 a.m. ET, on September 28, 2026, and shares of Brightline will trade on a post-split basis on Nasdaq under the existing trading symbol, “BTLN,” at the market open on September 28, 2026. The reverse split is intended to allow the Company to regain compliance with the Nasdaq Bid Price Requirement. Following the reverse stock split, the new CUSIP number of the common stock will be 37892C205, with the par value per share of common stock remaining at $0.001. A proportionate adjustment will be made to the per-share exercise prices and number of shares issuable under all outstanding warrants, options and equity awards.

When the reverse stock split becomes effective, every 8 shares of the Company’s authorized and outstanding common stock will be combined into one share of common stock. Each stockholder’s percentage ownership interest in Brightline will remain unchanged after the reverse stock split. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share of common stock at the Depository Trust Company participant level.

As previously disclosed, on March 13, 2026, the Company received deficiency notices from Nasdaq indicating that the closing bid price of the Common Stock had been below $1.00 per share for 30 consecutive business days, and as such the Company was not in compliance with the Bid Price Requirement. The Company failed to regain compliance within the 180-day grace period, and Nasdaq subsequently issued a Staff Determination to delist the Company on September 11, 2026. The Company requested a hearing to appeal the Staff Determination, which stayed the delisting determination, and has implemented the reverse split to regain compliance with the Bid Price Requirement. The Company anticipates that it will regain compliance with the Bid Price Requirement prior to the date of the Nasdaq Hearing Panel, in which case the Staff Determination would be mooted, and the Company would no longer be subject to delisting pursuant to the Staff Determination. Regaining compliance with the Bid Price Requirement is subject to market trading and accordingly there can be no assurance that the Company will regain compliance prior to the date of the Nasdaq Hearing Panel, or at all.

About Brightline Interactive

Brightline Interactive is building SpatialCore, an interoperability infrastructure platform for Physical AI. SpatialCore is designed to connect real-world data from sensors, autonomous systems, digital twins, geospatial environments and other sources into a shared, AI-ready understanding of the physical world. Brightline works across defense, government and commercial markets to enable people, AI and autonomous systems to operate more effectively together. For more information, visit www.brightlineinteractive.com.

Cautionary Statement on Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements related to Brightline Interactive’s strategy to regain compliance with Nasdaq listing requirements and plans to conduct a reverse stock split. The words “plan,” “will,” “intend,” “anticipate,” and similar expressions, or the negative of these words or other similar terms, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what is currently known about its business and operations, there can be no assurance that actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ materially from its expectations or beliefs are disclosed in the “Risk Factors” section, as well as other sections, of its reports filed with the Securities and Exchange Commission, which include, without limitation, its ability to regain and maintain compliance with Nasdaq’s continued listing standards and maintain the listing of its securities on Nasdaq. All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Demetrios Soutsos, Chief Strategy Officer

info@brightlineinteractive.com

Media Contact

Brightline: brightline@samsonpr.com